Exhibit 10.1

Long-Term Incentive Program	Denny's Corporation
Performance Share	203 East Main Street
Award Certificate	Spartanburg, SC 29319

«Name» (“Grantee”)

Denny’s Corporation (the “Company”) has granted to you a performance award (the “Award”) denominated in a target number of performance shares (the “Performance Shares”). The Performance Shares entitle you to earn shares of the Company’s $0.01 par value common stock (“Shares”), on a one-for-one basis. The Award is granted under the Denny’s Corporation 2012 Omnibus Incentive Plan (the “Plan”) and pursuant to the Long-Term Incentive Program Description (the “Program Description”). By accepting the Award, you shall be deemed to have agreed to the terms and conditions set forth in this Award Certificate, the Program Description and the Plan.

A portion of the Performance Shares may be earned based on the Company’s Total Shareholder Return (“TSR,” as defined below) ranking relative to a peer group (the “TSR Performance Shares”), and a portion of the Performance Shares may be earned based on the Company’s Adjusted EBITDA Growth performance (the “Adjusted EBITDA Performance Shares”), as further described below and in the Program Description. The target number of TSR Performance Shares and the target number of Adjusted EBITDA Performance Shares was determined as follows:

Target Grant Date Value of Awards: $_____ (with 50% allocated to TSR Performance Shares and 50% allocated to Adjusted EBITDA Performance Shares)

•	Target Award of TSR Performance Shares = ($_____ * 50%) / $_____[1] = _____

•	Target Award of Adjusted EBITDA Performance Shares = ($_____ * 50%) / $_____[2]= _____

•	Total Target Number of Performance Shares: _____

1Monte Carlo valuation (grant date fair value of TSR Performance Shares)
2Closing Stock Price on [DATE] (grant date fair value of Adjusted EBITDA Performance Shares)

The Award is granted as a Qualified Performance-Based Award under the Section 14.11 of the Plan. If the Company achieves at least $_____ in Adjusted EBITDA for the fiscal year ending [DATE] (the “Threshold Performance Goal”), then the Award shall be considered earned in an amount equal to 150% of the Total Target Number Performance Shares; provided, however, that the number of Performance Shares actually paid under the Award will be subject to reduction based on the TSR Comparison and Adjusted EBITDA Growth performance described below, and is also subject to your continuous employment during the vesting period described below. Prior to any conversion or payout of the Award, the Compensation and Incentives Committee of the Company’s Board of Directors shall certify in writing that the Threshold Performance Goal has been satisfied.

If the Threshold Performance Goal is satisfied, then the number of TSR Performance Shares earned will be an amount between 0% and 150% of the target number originally granted, adjusted based on the Company’s TSR ranking relative to the Company’s Peer Group, as defined in the Program Description (the “TSR Comparison”), over a three-year fiscal period ending on [DATE] (the “Performance Period”). The number of Adjusted EBITDA Performance Shares earned will be an amount between 0% and 150% of the target number originally granted, adjusted based on the Company’s Adjusted EBITDA Growth performance over the Performance Period.

If the Threshold Performance Goal is satisfied, the Award will vest (become non-forfeitable) on [DATE], subject to your continued employment with the Company through such date, unless vesting is accelerated under Section 4 of the Terms and Conditions on the following page.

For purposes of this Award Certificate,

TSR will be calculated as follows: TSR = (ending stock price - beginning stock price + reinvested dividends) / beginning stock price;

and

Adjusted EBITDA means the Company’s Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted to (i) exclude the impact of operating gains, losses and other charges, other non-operating income or expense, and share-based compensation, and (ii) and include cash payments for share-based compensation and cash payments for restructuring charges and exit costs.

This Award is governed by the terms of the Plan and the Program Description, and subject to the Terms and Conditions on the following page. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Grant Date:
Jill Van Pelt - Vice President, Human Resources For Denny’s Corporation

TERMS AND CONDITIONS

1. Vesting and Forfeiture of Award. If the Threshold Performance Goal is satisfied, the Award will vest and become non-forfeitable on [DATE], subject to accelerated vesting under certain circumstances as provided in Section 4 below (the “Vesting Date”). Notwithstanding anything contained in the Plan to the contrary, if Grantee’s employment with the Company terminates for any reason other than as set forth in paragraph (a) or (b) of Section 4 below, Grantee shall forfeit all of Grantee’s right, title and interest in and to any unvested Performance Shares as of the date of termination of employment. In addition, if Grantee’s employment is terminated by the Company for Cause, Grantee shall also forfeit any vested Performance Shares that have not yet been converted to Shares.
2. Performance Shares Earned Based on TSR Comparison and Adjusted EBITDA Growth. Except as otherwise provided in Sections 4 and 5 below, the number of Performance Shares earned shall be determined following the end of the Performance Period as follows:
(a) TSR Performance Shares. The number of TSR Performance Shares earned shall be based on the TSR Comparison set forth in the following chart:
TSR Comparison

Degree of Performance	TSR Percentile*	Payout as a % of Target Award of TSR Performance Shares
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	150%

* Performance between data points is interpolated on a straight-line basis.

(a) Adjusted EBITDA Performance Shares. The number of Adjusted EBITDA Performance Shares earned shall be based on Adjusted EBITDA Growth performance set forth in the following chart:
Adjusted EBITDA Growth

Degree of Performance	Adjusted EBITDA Growth*	Estimated [YEAR] Adjusted EBITDA	Payout as a % of Target Award of Adjusted EBITDA Performance Shares
Below Threshold	<___ % growth	<$___M	0%
Threshold	___% growth	$___M	50%
Target	___% growth	$___M	100%
Maximum	___% growth	$___M	150%

* Performance between data points is interpolated on a straight-line basis.

Adjusted EBITDA Growth performance shall be calculated as the actual compounded annualized growth rate between the [YEAR] Adjusted EBITDA base year and the aggregate of the four most recently completed fiscal quarters of Adjusted EBITDA performance.

Notwithstanding anything contained herein to the contrary, prior to the Vesting Date, the Committee retains the discretion to increase (but not above 150% of the original award amounts) or decrease the number of Performance Shares to be paid in extraordinary circumstances to account for unusual or non-recurring events not anticipated at the time of grant.

3. Conversion to Shares. Except as otherwise provided in Sections 4 and 5 below, the earned Performance Shares (as determined based on the TSR Comparison and Adjusted EBITDA Growth set forth in Section 3 above) will be converted to actual Shares as soon as practicable following the end of the Performance Period, and no later than [DATE]. Stock certificates evidencing Shares paid upon conversion of the Performance Shares will be registered on the books of the Company in Grantee’s name (or in street name to Grantee’s brokerage account) as of the date of payment in uncertificated (book-entry) form.

4. Vesting and Payout Under Certain Employment Terminations. The Award shall be subject to accelerated vesting and/or payout in connection with termination of employment under certain circumstances, as set forth below.
(a) Upon Grantee’s termination of employment with the Company due to death or Disability, a pro rata portion of the TSR Performance Shares and the Adjusted EBITDA Performance Shares will vest and become non-forfeitable (the pro rata portion shall be determined by multiplying the Target Award of TSR Performance Shares or the Target Award of Adjusted EBITDA Performance Shares, as the case may be, by a fraction, the numerator of which is the number of days elapsed from January 1, [YEAR], to the employment termination date, and the denominator of which is 1,099, as so determined, the “Pro Rata Target Amount”). The number of Performance Shares earned shall be determined based on the TSR Comparison and Adjusted EBITDA Growth performance set forth in Section 2 above applied to the applicable Pro Rata Target Amount, subject to the following adjustments: (i) the TSR Comparison shall be based on the Company’s TSR ranking relative to the Peer Group as of the end of the Company’s fiscal quarter preceding the fiscal quarter in which the termination of employment due to death or Disability occurs (as if the Performance Period had ended on such fiscal quarter ending date), and (ii) Adjusted EBITDA Growth performance shall be determined based on actual EBITDA Growth as of the end of such fiscal quarter ending date. The earned Performance Shares shall then be paid out within 30 days following the termination of employment.
(b) In the event of Grantee’s termination of employment with the Company due to Retirement (as defined below), the Pro Rata Target Amounts (as defined in Section 4(a) above) will vest and become non-forfeitable as of the regular Vesting Date, provided Grantee has not engaged in any Restricted Activities with a Competitor (each as defined below) during the Performance Period and prior to the Vesting Date. The number of Performance Shares earned shall be determined based on the TSR Comparison and Adjusted EBITDA Growth performance set forth in Section 2 above through the end of the regular Performance Period, but applied to the applicable Pro Rata Target Amounts. The earned Performance Shares shall convert to Shares and be paid on the regular payment schedule set forth in Section 3 above. For purposes of this Award Certificate:
“Retirement” means Grantee’s voluntary resignation or termination of employment without Cause on or after attainment of age 55, provided that the sum of the Grantee’s age and years of service with the Company is equal to or greater than 70.
“Restricted Activities” means with respect to a Competitor, accepting employment, serving on a board of directors or otherwise being engaged as a consultant or advisor.
“Competitor” means any restaurant chain in the family dining segment, including but not limited to, IHOP, Bob Evans, Friendly’s, Cracker Barrel, Perkins, FRISCH’s Restaurants, Village Inn, Coco’s, Carrows, and Shoney’s.
5. Change in Control. Upon a Change in Control of the Company, the Award will vest and become non-forfeitable. The number of Performance Shares earned shall be determined based on the TSR Comparison and Adjusted EBITDA Growth performance set forth in Section 2 above, subject to the following adjustments: (i) the TSR Comparison shall be applied based on the Company’s TSR ranking relative to the Peer Group as of the date of the Change in Control (as if the Performance Period had ended on the date of the Change in Control), and (ii) Adjusted EBITDA Growth performance shall be determined based on actual EBITDA Growth as of the end of the Company’s fiscal quarter preceding the fiscal quarter in which the Change in Control occurs. The earned Performance Shares shall then be paid out within 30 days following the Change in Control.
6. Limitation of Rights. The Award does not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Award. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

7. Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Award. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Performance Shares a number of Shares having a fair market value equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise.

8. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Performance Shares upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Shares, the Shares will not be paid unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

10. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

11. Severability. If any one or more of the provisions contained in this Award Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319-0001, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.